Contact: Suzy Hollinger 808.525.8422 shollinger@abinc.com
Alexander & Baldwin Announces Completion of Special Distribution Payment
Honolulu (January 23, 2018) - Alexander & Baldwin, Inc. (NYSE: ALEX) ("A&B" or "Company") today announced that it has completed the payment of its previously announced special distribution (the “Special Distribution”) in an aggregate amount of $783 million (approximately $15.92 per share). The Special Distribution represents the Company's previously undistributed non-real estate investment trust (REIT) earnings and profits accumulated prior to January 1, 2017, the Company's REIT taxable income for the 2017 taxable year, and a substantial portion of the Company's estimated REIT taxable income for the 2018 taxable year. The Company was required to distribute to its shareholders all of its non-REIT earnings and profits in connection with the Company's election to be treated as a REIT, and this distribution represents the last major step in the REIT conversion.
The Special Distribution was paid through an aggregate of $156.6 million in cash and the issuance of 22,587,299 shares of the Company's common stock, which was calculated based on the volume weighted average price of approximately $27.73 measured over the three consecutive trading days ending on January 18, 2018. The Special Distribution was paid to shareholders of record as of the close of business on November 29, 2017 (the “Record Date”). Shareholders had an opportunity to elect to receive the Special Distribution in the form of cash or additional shares of common stock, subject to a limit of $156.6 million of cash, in the aggregate, to be distributed (excluding any cash paid in lieu of issuing fractional shares). Shareholders who elected to receive payment in the form of cash received approximately $4.27 per share in cash and approximately 0.42 shares of common stock for each share held on the Record Date (with cash paid in lieu of fractional shares). Shareholders who elected to receive payment in additional shares of common stock, or who were treated as having elected to receive payment in additional shares of common stock due to failing to return a properly completed election form prior to 5:00 p.m. Eastern Time on January 12, 2018, received approximately 0.57 shares of common stock for each share held on the Record Date (with cash paid in lieu of fractional shares). Shareholders holding shares of the Company’s common stock through a broker, dealer, commercial bank, trust company or other nominee will receive their Special Distribution in accordance with the policies of their broker, dealer, commercial bank, trust company or other nominee.
Immediately following the distribution, approximately 71,889,337 million shares of common stock were outstanding.

ABOUT ALEXANDER & BALDWIN
Alexander & Baldwin is Hawaii’s premier commercial real estate company and the state’s largest owner of grocery/drug-anchored retail centers. With a portfolio of approximately 87,000 acres in Hawaii, A&B is the state's fourth largest private landowner. A&B is a fully integrated real estate investment trust and owns, operates and manages approximately 3.9 million square feet of retail, industrial and office space primarily in Hawaii and on the U.S. Mainland. A&B’s interests extend beyond commercial real estate into diversified agriculture, renewable energy, and land stewardship. A&B also is Hawaii's largest construction materials company and paving contractor. Over its nearly 150-year history, A&B has evolved with the state’s economy and played a lead role in the development of the agricultural, transportation, tourism, construction and real estate industries. Learn more about A&B at www.alexanderbaldwin.com.

FORWARD-LOOKING STATEMENTS
Statements in this release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statements. Such forward-looking statements speak only as of the date the statements were made and are not guarantees of future performance. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from those expressed in or implied by the forward-looking statements. These factors include, but are not limited to, prevailing market conditions and other factors related to the Company’s REIT status and the Company business generally discussed in the Company’s most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. The information in this release should be evaluated in light of these important risk factors. We do not undertake any obligation to update the Company’s forward-looking statements.

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